Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Photon Dynamics, Inc. pertaining to the 2005 Equity Incentive Plan, the 2005 Employee Stock Purchase Plan and the 2005 Non-Employee Directors’ Stock Option Plan of Photon Dynamics, Inc. of our report dated October 24, 2004 (except for Note 1, under the caption Restatement of Financial Statements, as to which the date is July 27, 2005), with respect to the consolidated financial statements and schedule of Photon Dynamics, Inc. included in its amended Annual Report (Form 10-K/A) for the year ended September 30, 2004, filed with Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Palo Alto, California
August 5, 2005